Exhibit 23.4

Hebei Changjun Law Firm

Date: May 22, 2025

To:

Akso Health Group (the “Company”)

Room 8201-4-4(A), 2nd Floor, Qiantongyuan Building,

No. 44, Moscow Road, Qianwan Bonded Port Area,

Qingdao Pilot Free Trade Zone, China (Shandong)

Dear Sir/Madam:

We are lawyers licensed and qualified to practice law in the People’s Republic of China (the “PRC” ) and have acted as special PRC counsel of the Company to issue this letter of legal opinion (the “Legal Opinion”) dated as of May 22, 2025. In connection with the above Legal Opinion, we hereby consent:

1. to the references to our firm in connection with the registration statement of the Company on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 22, 2025 under the U.S. Securities Act of 1933 (as amended), and

2. to the filing with the SEC of the above Legal Opinion as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ Hebei Changjun Law Firm

May 22, 2025